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                                                                    EXHIBIT 99.1

Court Approves Sale of Substantially All of Asia Global Crossing's Assets to Asia Netcom


LOS ANGELES - JANUARY 29, 2003 - Asia Global Crossing announced that the Asia Netcom transaction was approved by the U.S. Bankruptcy Court for the Southern District of New York yesterday.

Under the terms of the transaction, Asia Netcom, a new company organized by China Netcom (Hong Kong) and including Newbridge Capital and Softbank Asia Infrastructure Fund, will acquire substantially all of Asia Global Crossing's operating subsidiaries, excluding Pacific Crossing Ltd. and related entities.

Consummation of the transaction remains subject to certain additional conditions.

The Asia Netcom transaction is currently expected to close by mid-March. Consummation of the transaction remains subject to certain additional conditions.

Following completion of the sale, the Company intends to submit a plan of reorganization to the Bankruptcy Court for the purpose of selling any remaining assets and distributing the value of such remaining assets among its creditors.

ABOUT ASIA GLOBAL CROSSING

Asia Global Crossing provides city-to-city connectivity and data communications solutions to pan-Asian and multinational enterprises, ISPs and carriers. On November 17, 2002, Asia Global Crossing Ltd. and its subsidiary, Asia Global Crossing Development Company, commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda. No recovery is expected for Asia Global Crossing shareholders.

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Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability of the Company to complete the Asia Netcom transaction and its plan of reorganization; the claims or costs in the restructuring are greater than anticipated; the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States, Asia, and other countries and regions; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. One is cautioned not to put undue reliance on such forward-looking statements, which speak only as of the date of this press release. Asia Global Crossing expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
ASIA GLOBAL CROSSING

PRESS CONTACTS:                          INVESTOR CONTACTS:

Madelyn Smith                            Asia Global Crossing Investor Relations
Los Angeles, CA                          Los Angeles, CA
+1 310 481 4716                          +1 310 481 4783
+1 310 962 9644
madelyn.smith@asiaglobalcrossing.com

Selene Lo
Hong Kong

+852 2121 2936
+852 9127 9038
selene.lo@asiaglobalcrossing.com